Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-269296

Prospectus Supplement to the Prospectus, as it may be amended from time to time, that forms a part of Registration Statement No. 333-269296.

GS Finance Corp.
Medium-Term Notes, Series E
guaranteed by
The Goldman Sachs Group, Inc.

TERMS OF SALE

The following terms may apply to the notes that GS Finance Corp. may sell from time to time. The final terms of your notes will be included in the applicable pricing supplement. GS Finance Corp. will receive between 99.100% and 99.950% of the proceeds from the sale of the notes, after paying the agents’ commissions of between 0.050% and 0.900%, unless a different agents’ commission is specified in the applicable pricing supplement.

•	generally, stated maturity of 12 months or longer and, for indexed notes, stated maturity of six months or longer

•	fixed or floating interest rate, zero coupon or issued with original issue discount; a floating interest rate may be based on:

•	CMS rate;
•	CMT rate;
•	EURIBOR;
•	federal funds rate;
•	SOFR;
•	prime rate; and/or
•	treasury rate

•	amount of principal or interest may be determined by reference to one or more underlying indices, commodities, securities or other measures or instruments

•	may be book-entry form only

•	may be subject to redemption at the option of GS Finance Corp. or repayment at the option of the holder

•	not amortized or subject to a sinking fund

•	interest on fixed rate notes paid monthly, quarterly, semi-annually or annually

•	interest on floating rate notes paid monthly, quarterly, semi-annually or annually

•	denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement

•	may be denominated in a currency other than U.S. dollars or in a composite currency

•	settlement in immediately available funds

•	fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

GS Finance Corp. does not plan to list the notes for trading on a securities exchange unless otherwise specified in the applicable pricing supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

GS Finance Corp. may use this prospectus supplement in the initial sale of any notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in any notes after their initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman Sachs & Co. LLC

Prospectus Supplement dated February 13, 2023.

USE OF PROCEEDS

We intend to lend the net proceeds from the sales of notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans to provide additional funds for its operations and for other general corporate purposes, although it has not yet determined a specific use.

We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the notes by Goldman Sachs & Co. LLC (“GS&Co.”) or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market- making resales and not to pay the proceeds to us or The Goldman Sachs Group, Inc.

DESCRIPTION OF NOTES WE MAY OFFER

References to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc.; references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book- Entry Issuance” in the accompanying prospectus.

Information About Our Medium-Term Notes, Series E Program

The notes are a separate series of our debt securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. We summarize various terms that apply generally to our debt securities, including the notes, in the accompanying prospectus under the caption “Description of Debt Securities We May Offer”. The following description of the notes supplements that description of the debt securities. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the general terms of the notes issued under our Medium-Term Notes, Series E program. However, if terms used in this prospectus supplement are inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the notes.

This section summarizes the material terms that will apply generally to notes issued under our Medium-Term Notes, Series E program. The specific terms of your notes will be described in the applicable pricing supplement that will accompany this prospectus supplement and the accompanying prospectus. Those terms will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your notes. Consequently, the statements we make in this section or in the accompanying prospectus may not apply to your notes.

When we refer to your pricing supplement, we mean the pricing supplement or other supplements to this prospectus supplement describing the specific terms of the notes you purchase. When we refer to the accompanying prospectus, we mean our prospectus, as amended from time to time, that forms a part of Registration Statement No. 333-269296. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in your pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this document, unless we say otherwise in your pricing supplement.

The Notes Will Be Issued Under the GSFC 2008 Indenture

The notes issued under our Medium-Term Notes, Series E program are governed by our Senior Debt Indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, and the Fourth Supplemental Indenture, dated as of August 21, 2018 (which, collectively, we refer to as the “GSFC 2008 indenture” in this prospectus supplement). Unless otherwise specified in your pricing supplement, the terms of the Seventh Supplemental Indenture, dated as of July 1, 2020, shall not apply to the notes issued under our Medium-Term Notes, Series E program. The GSFC 2008 indenture is a contract among us, The Goldman Sachs Group, Inc. and The Bank of New York Mellon, which acts as trustee. The trustee has two main roles:

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First, the trustee can enforce your rights against us or The Goldman Sachs Group, Inc. if we or The Goldman Sachs Group, Inc. default. There are limitations on the extent to which the trustee acts on your behalf, which we describe under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

We May Issue Other Series of Debt Securities

The GSFC 2008 indenture permits us to issue, from time to time, different series of debt securities and, within each different series of debt securities, different debt securities. The Series E medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes may differ from one another, and from other series, in their terms.

When we refer to the “notes”, the “Series E medium-term notes” or “these notes”, we mean the notes issued under our Medium-Term Notes, Series E program. When we refer to a “series” of debt securities, we mean a series, such as the notes, issued under the GSFC 2008 indenture.

Amounts That We May Issue

The GSFC 2008 indenture does not limit the aggregate amount of debt securities that we may issue. Nor does it limit the number of series or notes or the aggregate principal amount of any particular series or notes that we may issue. Also, if we issue notes having the same terms in a particular offering, we may “reopen” that offering at any later time and offer additional notes having the same CUSIP number, stated maturity, interest payment dates, if any, and other terms, except for the date of issuance and issue price.

We have already issued Series E medium-term notes, many of which are currently outstanding. We may issue additional Series E medium-term notes at any time, without your consent and without notifying you.

Our affiliates may use this prospectus supplement to resell notes in market-making transactions from time to time, including both notes that we have issued before the date of this prospectus supplement and notes that we have not yet issued. We describe these transactions under “Supplemental Plan of Distribution” below.

The GSFC 2008 indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities from time to time. Also, we are not subject to financial or similar restrictions by the terms of the notes or the GSFC 2008 indenture, except as described under “Description of Debt Securities We May Offer — Restriction on Liens” in the accompanying prospectus.

How the Notes Rank Against Other Debt

The Series E medium-term notes will not be secured by any of our property or assets or property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning notes, you are one of our unsecured creditors.

The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt.

The guarantee of the notes by the Goldman Sachs Group Inc. will not be subordinated to any other debt or guarantee obligations of The Goldman Sachs Group, Inc. This means that, in a bankruptcy or liquidation proceeding against The Goldman Sachs Group, Inc., the guarantees would rank equally in right of payment with all other unsecured and unsubordinated debt or guarantees of The Goldman Sachs Group, Inc. See “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus for a brief description of the guarantee by The Goldman Sachs Group, Inc.

An investment in the notes involves risks because The Goldman Sachs Group, Inc., the guarantor of the notes, is a holding company and because some of its subsidiaries, including from time to time some of its principal operating subsidiaries, are partnerships in which The Goldman Sachs Group, Inc. is the sole limited partner. We summarize these risks under “Prospectus Summary — The Goldman Sachs Group, Inc. Is a Holding Company” in the accompanying prospectus.

The GSFC 2008 Indenture

The GSFC 2008 indenture and its associated documents, including your notes, contain the full legal text of the matters described in this section and your pricing supplement. The GSFC 2008 indenture and the notes are governed by New York law. A copy of the GSFC 2008 indenture has been previously filed with the SEC as part of the registration statement relating to the notes. See “Available Information” in the accompanying prospectus for information on how to obtain a copy.

Investors should carefully read the description of the terms and provisions of our debt securities and the GSFC 2008 indenture under “Description of Debt Securities We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarizes all the material terms of the GSFC 2008 indenture and your notes. They do not, however, describe every aspect of the GSFC 2008 indenture and your notes. For example, in this section entitled “Description of Notes We May Offer”, the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in the GSFC 2008 indenture, but we describe the meaning of only the more important of those terms in this prospectus supplement.

Features Common to All Notes

Currency of Notes

Amounts that become due and payable on the notes in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”. The specified currency for the notes will be U.S. dollars, unless your pricing supplement specifies otherwise. Some notes may have different specified currencies for principal and interest. You will have to pay for the notes by delivering the requisite amount of the specified currency for the principal to GS&Co. or another firm that we name in your pricing supplement, unless other arrangements have been made between you and us or you and GS&Co. We will make payments on the notes in the specified currency, except as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”. Before you purchase any notes payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in your pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

Types of Notes

We may issue any of the three types of notes described below and in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities”. Notes may have elements of each of the three types of notes described below and in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities”. For example, notes may bear interest at a fixed rate for some periods and at a floating rate in others. Similarly, notes may provide for a payment of principal at maturity linked to an index and also bear interest at a fixed or floating rate.

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Fixed Rate Notes.  Notes of this type will bear interest at a fixed rate described in your pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. See “— Original Issue Discount Notes” below and “Description of Debt Securities We May Offer — Types of Debt Securities — Original Issue Discount Notes” in the accompanying prospectus for more information about original issue discount notes.

Interest due on each interest payment date and at maturity will be calculated as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities” unless otherwise specified in your pricing supplement. We will pay interest on each interest payment date (as it may be adjusted due to the applicable business day convention) and at maturity as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

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Floating Rate Notes.  Notes of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities”. If your notes are floating rate notes, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

Interest due on each interest payment date (as it may be adjusted due to the applicable business day convention) and at maturity will be calculated as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities”, unless otherwise specified in your pricing supplement. We will pay interest on each interest payment date and at maturity as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

•	Indexed Notes. Notes of this type provide that the principal amount payable at their maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	securities of one or more issuers;

•	one or more currencies;

•	one or more commodities;

•	one or more indices;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

•	one or more baskets of the items described above.

If you are a holder of indexed notes, you may receive an amount at maturity (including upon acceleration following an event of default) that is greater than or less than the face amount of your notes depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

An indexed note may bear interest at a fixed or floating rate, if specified in your pricing supplement. Unless otherwise indicated in your pricing supplement, indexed notes that bear interest at a fixed rate will bear interest as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities — Fixed Rate Debt Securities” and indexed notes that bear interest at a floating rate will bear interest as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities — Floating Rate Debt Securities”.

Unless otherwise specified in your pricing supplement, any indexed notes that we issue will be cash settled only.

If you purchase indexed notes, your pricing supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the notes may be settled. We have initially appointed GS&Co. as our calculation agent for any indexed notes. The calculation agent may exercise significant discretion in calculating amounts payable with respect to the indexed notes. We may specify a different calculation agent in your pricing supplement. See “Considerations Relating to Indexed Securities” in the accompanying prospectus for more information about risks of investing in notes of this type.

Original Issue Discount Notes

Fixed rate notes, floating rate notes or indexed notes may be original issue discount notes. Notes of this type are issued at a price lower than their principal amount and may provide that, upon redemption or acceleration of their maturity, an amount less than their principal amount may be payable. Original issue discount notes may be zero coupon notes. Notes issued at a discount to their principal may, for U.S. federal income tax purposes, be considered original issue discount notes, regardless of the amount payable upon redemption or acceleration of maturity. See “United States Taxation — Taxation of Debt Securities — United States Holders — Original Issue Discount” in the accompanying prospectus for a brief description of the U.S. federal income tax consequences of owning original issue discount notes.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your notes:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the denomination of your notes;

•	the price at which we originally issue your notes, expressed as a percentage of the principal amount, and the original issue date;

•	whether your notes are fixed rate notes, floating rate notes or indexed notes;

•	whether your notes are represented by a global note or a master global note;

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if your notes are fixed rate notes, the annual rate at which your notes will bear interest, if any, the interest payment dates, the business day convention and, if the interest payable will be calculated using a day count convention other than 30/360 (ISDA) (as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities” in the accompanying prospectus), the day count convention;

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if your notes are floating rate notes, the interest rate basis, which may be one of the base rates as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities” or any other rate as specified in your pricing supplement; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; if the interest rate basis for your notes is the CMT rate, the designated CMT Refinitiv page; if there is more than one source or variation for your interest rate, which source or variation applies to your notes; the business day convention; and the interest reset, determination, calculation and payment dates, all of which are described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities”;

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if your notes are indexed notes, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your notes will be exchangeable for or payable in cash, securities of an issuer other than The Goldman Sachs Group, Inc. or other property;

•	if your notes are original issue discount notes, the yield to maturity;

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if applicable, the circumstances under which your notes may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus;

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if we choose to pay additional amounts on any notes held by a person who is not a United States person for tax purposes, the provisions relating to the circumstances under which we will do so and under which we can redeem your notes if we have to pay additional amounts;

•	the depositary for your notes, if other than DTC, and any circumstances under which the holder may request notes in non-global form, if we choose not to issue your notes in book-entry form only; and

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any terms of guarantee of your notes by The Goldman Sachs Group, Inc. that are different from or in addition to the description under “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus; and

•	any other terms of your notes, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Market-Making Transactions.  If you purchase your notes in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which GS&Co. or another of our affiliates resells notes that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. See “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” below.

Form, Denomination and Legal Ownership of Notes

Your notes will be issued in registered form, without interest coupons, in any authorized denominations. Unless otherwise specified in your pricing supplement, the authorized denominations will be $1,000 and integral multiples of $1,000 in excess thereof.

Your notes will be issued in book-entry form and represented by a global note or a master global note. You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your notes, if they bear interest, as specified in your pricing supplement.

Fixed Rate Notes

Fixed rate notes will bear interest at a fixed rate described in your pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. Interest due on each interest payment date (as it may be adjusted due to the applicable business day convention) and at maturity will be calculated using the 30/360 (ISDA) day count convention and the following unadjusted business day convention as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities”, in each case unless otherwise specified in your pricing supplement. For fixed rate notes that bear interest, we will pay interest as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

Floating Rate Notes

For floating rate notes, interest will accrue, and we will compute and pay interest, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities — Floating Rate Debt Securities”, “— Calculations of Interest on Debt Securities” and “— Payment Mechanics for Debt Securities” unless otherwise specified in your pricing supplement.

Descriptions of interest rates that were previously included in the prospectus supplement are now included in “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities” in the accompanying prospectus.

CONSIDERATIONS RELATING TO INDEXED NOTES

We use the term “indexed notes” to mean any of the notes described in this prospectus supplement whose value is linked to an underlying asset or index or another property (including one or more securities or indices of securities). Indexed notes may present a high level of risk, and investors in certain indexed notes may lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read “United States Taxation” below for a discussion of U.S. tax matters.

Investors in Indexed Notes Could Lose Their Investment

The amount of principal and/or interest payable on an indexed note will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, one or more indices and/or one or more baskets of any of these items. We refer to each of these as an “index”. The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or interest payable on an indexed note. The terms of a particular indexed note may or may not include a fixed return of a percentage of the principal amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note that does not provide a return of 100% of the principal or other amount you invest, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment. In addition, even if you purchase an indexed note the terms of which provide for a return of 100% of the principal or other amount you invest, you are still subject to our credit risk, as issuer, and the credit risk of The Goldman Sachs Group, Inc., as guarantor.

The Return on Indexed Notes May Be Below the Return on Similar Securities

Depending on the terms of an indexed note, as specified in the applicable pricing supplement, you may not receive any periodic interest payments or receive only very low payments on such indexed note. As a result, the overall return on such indexed note may be less than the amount you would have earned by investing the principal or other amount you invest in such indexed note in a non- indexed debt security that bears interest at a prevailing market fixed or floating rate.

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

The issuer of a security that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a component.

If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. That government may take actions that could adversely affect the value of the note. See “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency — Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non- U.S. Dollar Security” in the accompanying prospectus for more information about these kinds of government actions.

An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect

Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. It is impossible to predict the future performance of an index based on its historical performance. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the price, value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by financial, political, military or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note. In the case of currencies, see “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency — Changes in Currency Exchange Rates Can Be Volatile and Unpredictable” in the accompanying prospectus.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The index sponsor of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. Changes to the composition of an index may result in a decrease in the value of or return on an indexed note that is linked to such index. The indices for our indexed notes may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed notes.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or interest on an indexed note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

Some indexed notes are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates, enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for that note, or derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of an indexed note. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

Information About an Index or Indices May Not Be Indicative of Future Performance

If we issue an indexed note, we may include historical information about the relevant index or indices in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index or indices that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Note

GS&Co. and our other affiliates may have conflicts of interest with respect to some indexed notes. GS&Co. and our other affiliates may engage in trading, including trading for hedging purposes, for their own accounts or for other accounts under their management, in indexed notes and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of indexed notes. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed notes. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed note.

GS&Co. or another of our affiliates may serve as calculation agent for the indexed notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that GS&Co. or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the note.

UNITED STATES TAXATION

Investors should read carefully the description of material United States federal income tax consequences of owning the debt securities under “United States Taxation” in the accompanying prospectus. Unless otherwise specified in the applicable pricing supplement, it is the opinion of Sidley Austin LLP, United States tax counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., that CMS rate notes, CMT rate notes, EURIBOR notes, federal funds rate notes, SOFR notes, prime rate notes and treasury rate notes generally will be treated as variable rate debt securities under the rules described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We, The Goldman Sachs Group, Inc., as the guarantor, and GS&Co., as the agent, have entered into a distribution agreement, as amended, supplemented, or amended and restated, from time to time, with respect to the notes (the “Distribution Agreement”). Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission we will pay to the agent will range from 0.050% to 0.900% of the principal amount of the notes, depending on the stated maturity of the notes as specified in your pricing supplement.

We may also sell notes to the agent who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in your pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We and The Goldman Sachs Group, Inc. have agreed to jointly and severally indemnify the agent against certain liabilities, including liabilities under the Securities Act.

If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

The purchase price of the notes will be required to be paid in immediately available funds in New York City.

We may appoint agents, other than or in addition to GS&Co., with respect to the notes. Any other agents will be named in your pricing supplement and those agents will enter into the Distribution Agreement. The other agents may be our affiliates or customers or affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for us or The Goldman Sachs Group, Inc. in the ordinary course of business. GS&Co. may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system unless otherwise specified in your pricing supplement. We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

This prospectus supplement may be used by GS&Co. or any of our other affiliates in connection with offers and sales of the notes in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we, The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your notes are being purchased in the original offering and sale, you may assume that you are purchasing your notes in a market-making transaction.

We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under “Plan of Distribution”.

VALIDITY OF THE NOTES AND GUARANTEES

The validity of the notes, including the guarantees thereof, that may be issued after the date of this prospectus supplement has been passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP. The opinions of Sidley Austin LLP were based on assumptions about future actions required to be taken by GS Finance Corp., The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of the notes, about the specific terms of the notes and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those opinions. If specified in the applicable pricing supplement, the validity of any particular notes, including the guarantees thereof, that may be issued after the date of this prospectus supplement will be passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP, New York, New York.

Sidley Austin LLP has in the past represented and continues to represent GS Finance Corp. and Goldman Sachs on a regular basis and in a variety of matters. Sidley Austin LLP also performed services for The Goldman Sachs Group, Inc. in connection with the notes we may issue under our Medium-Term Notes, Series E program.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of such documents.

Prospectus Supplement

GS Finance Corp.

Medium-Term Notes, Series E

guaranteed as described herein by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC